EXHIBIT 99.4

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

INTEGRATED ELECTRICAL SERVICES, INC.

Up To 3,846,153 Shares of Common Stock

Issuable Upon the Exercise of Subscription Rights Distributed to Stockholders of

Integrated Electrical Services, Inc.

[            ], 2014

To Our Clients:

Enclosed for your consideration are the Prospectus, dated [            ], 2014 (the “Prospectus”), and the Instructions for Use of Integrated Electrical Services, Inc. Subscription Rights Certificates and Election Form relating to the distribution by Integrated Electrical Services, Inc. (“IES” or the “Company”) to the holders of record (the “Record Holders”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company, as of 5:00 p.m., New York City time, on July 7, 2014 (the “Record Date”), at no charge, of non-transferable subscription rights (the “Rights”) to purchase shares of Common Stock at a price of $5.20 per share (the “Rights Offering”). The Rights are described in the Company’s Prospectus.

In the Rights Offering, up to an aggregate of 3,846,153 shares of Common Stock are being offered pursuant to the Prospectus. The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on July 29, 2014, unless extended by the Company (the “Expiration Date”). Rights not exercised by the Expiration Date will be void, of no value and will cease to be exercisable for Common Stock.

As described in the accompanying Prospectus, you will receive one Right for every share of IES Common Stock carried by us in your account as of the Record Date.

Each Right gives the holder thereof the right to purchase from the Company 0.214578135 shares of Common Stock (the “Basic Subscription Right”) at a subscription price of $5.20 per share (the “Subscription Price”). Fractional shares or cash in lieu of fractional shares will not be issued in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights will be eliminated by rounding down to the nearest whole share. As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 1,000 Rights that would entitle you to purchase 214 shares of Common Stock at a subscription price of $5.20 per share.

In addition, Record Holders who purchase all of the shares of Common Stock available to them pursuant to their Basic Subscription Rights may also choose to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $5.20 per share, for a portion of any shares of Common Stock that other Record Holders do not purchase through the exercise of their Basic Subscription Rights (the “Over-Subscription Shares”), provided that the number of shares for which a Record Holder may subscribe pursuant to the Over-Subscription Privilege may not exceed the number of shares of Common Stock available to such Record Holder pursuant to his or her Basic Subscription Rights. As an example, if you received 1,000 Rights and elected to purchase all 214 shares of Common Stock available to you pursuant to your Basic Subscription Rights, then you could subscribe to purchase up to an additional 214 Over-Subscription Shares pursuant to your Over-Subscription Privilege. If a sufficient number of Over-Subscription Shares are available, the Company will seek to honor all over-subscription requests in full. If, however, over-subscription requests exceed the number of Over-Subscription Shares available, the Company will allocate the number of Over-Subscription Shares available to each over-subscribing stockholder on a pro rata basis by multiplying the total number of Over-Subscription Shares available by a fraction that equals (i) the number of Basic Subscription Rights exercised by such over-subscribing shareholder divided by (ii) the total number of Basic Subscription Rights exercised by all over-subscribing stockholders. The Company will not issue fractional shares through the exercise of over-subscription privileges Instead, fractional shares resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share.

The Company reserves the right, in its sole discretion, to limit the number of shares of Common Stock any person or entity, together with any related persons or entities, may purchase in the Rights Offering, where such purchase, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning 4.95% or more of the Company’s Common Stock following consummation of the Rights Offering.

The Rights are evidenced by Rights certificates (each, a “Subscription Rights Certificate”) registered in the names of the Record Holders of the shares of Common Stock for which the Rights are being distributed. Rights are non-transferable, meaning that they may not be sold, transferred, or assigned by the holder of the Rights to any other party.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF IES COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms of the Rights Offering and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

Your Beneficial Owner Election Form and full payment for the aggregate Subscription Price for all of the shares of Common Stock that you have subscribed to purchase pursuant to the Basic Subscription Rights and the Over-Subscription Privilege should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering.

The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Because we must submit your subscription and payment in advance of 5:00 p.m., New York City Time, on the Expiration Date, we must receive your Beneficial Owner Election Form and full payment for the aggregate Subscription Price for all of the shares of Common Stock that you have subscribed to purchase pursuant to the Basic Subscription Rights and the Over-Subscription Privilege, no later than July     , 2014. Once you have exercised your Rights pursuant to the Basic Subscription Right and the Over-Subscription Privilege, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by timely completing, executing and returning to us the Beneficial Owner Election Form attached to this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE COMPANY’S INVESTOR RELATIONS DEPARTMENT BY EMAIL AT INVESTOR.RELATIONS@IES-CO.COM, BY TELEPHONE AT (713) 860-1500 OR BY MAIL AT INVESTOR RELATIONS DEPARTMENT, INTEGRATED ELECTRICAL SERVICES, INC., 5433 WESTHEIMER ROAD, SUITE 500, HOUSTON, TEXAS 77056.